EXHIBIT 11


                  CACI INTERNATIONAL INC AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER COMMON
                        AND COMMON EQUIVALENT SHARE


                                               Three Months Ended
                                                  September 30,
                                               ------------------
                                               1997          1996
                                               ----          ----

Net income                                   $ 2,432       $ 2,698

Average shares outstanding
  during the period                           10,705        10,298

Dilutive effect of stock options after
  application of treasury stock method           370           593
                                              ------        ------
Average number of shares
  outstanding during the period               11,075        10,891
                                              ======        ======
Earnings per common and
  common equivalent share                    $  0.22       $  0.25
                                              ======        ======